Exhibit 99.4

CONSENT OF PERSON NAMED AS OR TO BECOME DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Vast Solar Pty Ltd, an Australian proprietary company limited by shares (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a director or a person named to become a director of the Company upon the Closing (as such term is defined in the Business Combination Agreement, dated February 14, 2023, by and among the Company, NETC Energy Transition Corp., a Delaware corporation, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, NETC Energy Transition Sponsor LLC, a Delaware limited liability company, and Nabors Industries Ltd., Bermuda exempted company, and to the filing of this consent as an exhibit to the Registration Statement.

Date: October 20, 2023

/s/ Colleen Calhoun
Name:	Colleen Calhoun